UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2012

Fuse Science, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 N.W. 167th Street, Suite E-21, Miami Lakes, Florida 33180

 (Address of principal executive offices and zip code)

(305) 503-3873
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “Fuse,” “we,” “us,” and “our” refer to Fuse Science, Inc. and its subsidiaries, unless the context requires otherwise.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

Effective February 15, 2012, Jeanne Hebert joined the Company full time as its Vice President of Marketing and Clinical Research, after serving on our advisory board since April 2011. Ms. Hebert, 43, brings more than 20 years sales, marketing and research experience in the pharmaceutical and medical device industries, having worked for leading global manufacturers Bristol-Myers Squibb, Bayer Pharmaceutical, Merck & Co. and Integral Orthopedics, Inc.

During her tenure at Merck, from November 1999 to May 2005, she provided direction on science-based content to support Merck's strategic objectives in the Respiratory and Ophthalmology franchises.  As a member of their scientific advisory board, she created the scientific platform for the Respiratory Health Science organization.  In addition to crafting compelling sales messages from the supporting science, her role involved identifying and engaging thought leaders (leading researchers and academics), in peer-level, scientific discussions to convert them into advocates for Merck's products.

From May 2005 to June 2008, Ms. Hebert worked for and was vice president of marketing and member of the senior executive team of Integral Orthopedics.  In this capacity, she advanced product innovation through development and commercialization phases, including work with suppliers on product design and advanced medical prototyping.  Ms. Hebert led aggressive corporate intellectual property protection via case management, better designs and web protection strategies to strengthen the company's defenses against competition.  In her executive capacity, she also designed and initiated Integral Orthopedics' internal and external clinical studies and provided oversight on testing of new products in the company's internal research facility, leading to favorable outcomes and the launch of several new products. From June 2008 to June 2010, she was Vice President of Marketing for DBI Inc., a medical product innovation company focused in the field of podiatry and from June 2010 until joining Fuse, Ms. Hebert worked as a technical analyst and consultant for Boeing.

Ms. Hebert holds a B.S. degree in biology from Washington State University.

Ms. Hebert is not party to an employment agreement with the Company at present. She will receive an initial base salary of $100,000, subject to adjustment by our board of directors in its discretion. In addition, she will be entitled to receive such bonuses as may be awarded by the board of directors in its discretion.

Upon her joining the Company as an executive officer, Ms. Hebert was granted options to purchase 1,100,000 shares of our common stock at an exercise price of $0.331 per share under our 2011 Incentive Stock Plan. Of these options, 600,000 vest upon grant, with the balance vesting in equal quarterly 62,500 share installments over a two year period, contingent on her continued employment. The options expire five years form the date of grant.

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In addition, Ms. Hebert has previously been granted options to purchase 400,000 shares at a price of $0.039 per share, when she joined our advisory board in April 2011. These options originally provided for vesting in two equal installments on the first and second anniversaries of grant, contingent on her continued service on our advisory board. As Ms. Hebert has stepped down from our advisory board to join the Company on a full-time basis, the options have been amended to provide that their vesting is contingent upon her continued employment with Fuse. The options expire five years from the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

Date: February 23, 2012	By:	/s/ Brian Tuffin
	Name:	Brian Tuffin
	Its:	Chief Executive Officer

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